Exhibit 3.2

Series Designation of

Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC

In accordance with the Limited Liability Company Agreement of Arrived Homes, LLC, a Delaware series limited liability company (the “Company”), dated July 13, 2020 (the “Agreement”) and upon the execution of this Series Designation by the Company and Arrived Holdings, Inc. in its capacity as Managing Member of the Company and of Arrived Homes Series Soapstone LLC, a series of the Company (“Series Soapstone”), this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “Arrived Homes Series Soapstone LLC Designation Exhibit.”

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the Effective Date of Establishment set forth below.

Name of Series	Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC.

Effective Date of Establishment	October 26, 2020.

Managing Member	Arrived Holdings, Inc., was appointed as the Managing Member of Series Soapstone with effect from the date of the Agreement and shall continue to act as the Managing Member of Series Soapstone until the dissolution of Series Soapstone pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Series Property	The series property of Series Soapstone shall be comprised of a single family home located at 4672 W Soapstone Dr, Fayetteville, AR 72704, which will be acquired by Series Soapstone.

Management Fee	As stated in Section 6.6.

Purpose	As stated in Section 2.4.

Issuance	Subject to Section 6.3(a)(i), the number of Series Soapstone Interests the Company will initially issue is 23,000 Interests.

Broker (with respect to the Regulation A offering only)	Dalmore Group, LLC.

Brokerage Fee	1%, in cash, of the purchase price of the Series Soapstone Interests sold in the offering of the Series Soapstone Interests (excluding any Series Soapstone Interests acquired by the Managing Member or its affiliates).

Interest Designation	No Member holding Series Soapstone Interests shall be entitled to any preemptive, preferential or similar rights connection with the issuance of Series Soapstone Interests.

Voting

Subject to Section 3.5, the Series Soapstone Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series Soapstone Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in the Agreement.

The affirmative vote of the holders of not less than a majority of the Series Soapstone Interests then Outstanding shall be required for:

(a) any amendment to the Agreement (including this Series Designation) that would adversely change the rights of the Series Soapstone Interests;

(b) mergers, consolidations or conversions of Series Soapstone or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series Soapstone Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series Soapstone Interests shall not be required for any of the other matters specified under Section 12.1.

Splits	There shall be no subdivision of the Series Soapstone Interests other than in accordance with Section 3.7.

Other rights	Holders of Series Soapstone Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series Soapstone Interests.

Officers	There shall initially be no specific officers associated with Series Soapstone, although, the Managing Member may appoint Officers of Series Soapstone from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1.

Minimum Interests	One (1) Interest per Member.

Fiscal Year	As stated in Section 8.2.

Information Reporting	As stated in Section 8.1(c).

Termination	As stated in Section 11.1(b).

Liquidation	As stated in Section 11.3.

Amendments to this Exhibit	As stated in Article XII.